Exhibit 99.3

StorageTek
Q4 2004 Conference Call
Script of Prepared Remarks of Bobby Kocol

Let me start by saying, I am also very pleased with both our fourth quarter and total year results for 2004. Throughout the year, we improved productivity, maintained strong cost controls, and produced healthy cash flow. Most of our key financial measurements improved from the prior year, including gross margins, operating margins, and key balance sheet metrics. The 28% increase in earnings over the prior year clearly demonstrates that the StorageTek team around the globe continues to execute on its plans. With financial stability and flexibility, and a very robust product launch year ahead of us, we are firmly positioned to continue this momentum in the New Year.

For the full year 2004, total revenues of $2.2 billion generated total net income of $191 million, or $1.72 per diluted share after tax. In the fourth quarter, total revenues were $666 million, and net income was $89 million, or $.83 per diluted share. With the strong finish in Q4, we posted year over year earnings growth in each of the four quarters in 2004, and delivered on our yearly commitment that we shared with you in January.

2004 was a year that had its ups and downs, with an erratic spending environment. Entering Q4, we were uncertain about the extent of any budget flush that is typical in most calendar year ends. We were also cautious with respect to three key products we were launching into the market, the SL8500 in its first fully ramped quarter, the SL500 in its initial quarter, and the VSM ficon upgrade late in the quarter. With that, we were looking for sequential growth in revenue from Q3 to Q4 to be in line with historical patterns. Clearly, we had good success with these products, and with some further currency benefits on the top line, we exceeded the projections we had coming into the quarter. As we’ve discussed many times, the operating leverage in our business model is one of the best in the industry. Any incremental revenue we achieve has the capability to drop significant benefit to the bottom line. Obviously, the fourth quarter results provide evidence of this value.

In the fourth quarter, North America was roughly 53% of the total worldwide revenue, Europe was just under 40%, with the Pac Rim and Latin America accounting for the remainder. North American revenue was relatively flat year over year. European revenue was up 3% as reported, but down 5% in constant currencies. Asia Pacific revenues were down 2% on a reported basis, and down 6% in constant currencies. Overall, on a consolidated basis, foreign currency impacts in the quarter were favorable to revenue on a year-over-year basis by 4 points, about 3 points higher than what we were anticipating back in October. Within our Products segment, fourth quarter tape sales were $333 million, disk sales $55 million, and network sales were $27 million. Fourth quarter Service revenue was $241 million.

Gross margins exceeded our expectations in the quarter. Total gross margins were 49% in the fourth quarter, 240 basis points better than last year, and finished at 47% for the full year, 180 basis points better than 2003.

First of all, let’s address Product margins, which were extremely strong in the fourth quarter at 53%, an increase of over 300 basis points over Q4 of the prior year. A combination of favorable product mix skewed toward enterprise sales and a higher direct sales channel mix contributed to this sharp rise in margins. Customers continue to realize superb value in our Virtual Storage Manager Software which provides a great solution to their data protection requirements. They are also taking their archival strategies serious and thus, requiring very robust enterprise solutions. That led to our direct sales comprising 55% of our total sales, up from the 53% we had in the third quarter. From an execution standpoint, the business disciplines we have integrated into our operations including sourcing, logistics, manufacturing, pricing controls and others, have all contributed significantly to the success we had in 2004. Operationally, we continue to get stronger. For the total year, product margins finished at 50%, an improvement of 240 basis points over 2003. This was a goal we discussed several years ago, and to achieve it is a great credit to the StorageTek team.

Service margins were 42% in the quarter, and 44% for the full year, both a full point better than the comparable periods of 2003. Professional Services, which grew 27% in the fourth quarter, also expanded to roughly 15% of the total service business in Q4. We continue to invest in resources within the services area in order to expand our reach into new markets, and the results continue to show.

Total operating expenses for the quarter were $227 million, consisting of $53 million of R&D expenditures and $173 million of SG&A expenses. The strong fourth quarter results drove most of the sequential increases in expenses as year end commissions, bonuses, and accelerators kicked in.

Net interest income added about $5 million to pre-tax income. And finally, we received some favorable tax treatment in Q4 which lowered our effective tax rate for the fourth quarter to 17%, and our total year rate to roughly 19.5%. The drop in the estimated annual effective tax rate from the 21% level we were at through three quarters, to where we finished for the year, provided a $.04 per share favorable impact in the fourth quarter.

Now let’s move to the balance sheet where I believe through strong disciplines we’re putting a lot of points on the board. Cash and investments were $1.2 billion at year end as we continued to generate cash throughout the year. Operating cash flow was $121 million in the quarter and $385 million for the full year. In 2004, we put an intense focus on decreasing “past due” accounts as well as reducing the “time to collect”. Here again, even the execution in the administrative areas was solid as these efforts provided good results. Our collection efforts throughout the year drove a 22% reduction in past due accounts. DSO was lowered to 71 days, and DSO using the average monthly accounts receivable balance during the quarter instead of the ending balance was close to 50 days. Inventory levels at year-end were $123 million, as we started the manufacturing ramps of several new products we are bringing to market. Inventory turns were 6.4 for the quarter. The financial strength at StorageTek has been, and should continue to be a competitive advantage for us as we head into the 2005 season. We’re extremely proud of the entire StorageTek team for their continued emphasis on asset management and the balance sheet.

During the fourth quarter, we re-purchased 1.5 million shares valued at $39 million dollars. With our strong cash position and solid financial performance, we were able to invest a total of $195 million re-purchasing 7.6 million shares throughout the year. Our strong financial profile still gives us the flexibility to invest in the repurchasing of our shares as well as keep the door of opportunity open for future strategic and growth prospects.

Now let’s consider the upcoming year. While we were successful improving our top and bottom line results in 2004, the general consensus at this time seems to be calling for a strengthening economy in 2005, with reports suggesting a 4 to 5% increase in IT spending. Indeed, some of the macro uncertainties that were lingering have abated, and there are encouraging signs from some customers. However, we are still seeing many companies looking for ways to work through constrained budgets. Activity levels do seem to be increasing, but as you have heard me say many times, we’ll judge a rebounding economy by the number of actual invoices we can cut. Throughout the past year, we strengthened our direct channels, our sales coverage and productivity, and certainly our product and solution portfolio. We’ve made every effort to be positioned to take advantage of the ever increasing storage demands placed on our customers. While the fourth quarter was better than expected due somewhat to the strong pent up demand for the recently released automation products, obviously one point does not make a trend. Success with our new product offerings should help drive top line growth, but as 2005 unfolds, the 5 point benefit we achieved from favorable currencies in 2004 would dissipate to about 2 points at current spot rates. Utilizing the final revenue results for 2004 as a base, we believe it is prudent to assume revenue growth similar to the projected IT forecasts mentioned earlier, roughly mid single-digit growth for the full year 2005. The revenue and pre-tax income distributions on a quarterly basis should be similar to what we experienced in 2004. This takes into consideration the typical seasonality experienced in our industry from a revenue standpoint, as well as the volume related impacts to fixed cost absorption and net income. This should still allow us to deliver on solid bottom line growth throughout the year.

The upcoming year will be somewhat different than prior years with respect to gross margins. Many of the offerings we are bringing to the market, including the SL500, are aimed at the small and medium business markets. The reach into those markets will come through our indirect channels, which typically carry lower gross margins. With channel sales expected to increase in 2005, this mix of product and channel sales should put downward pressure at the “product” margin level. Our success in penetrating the small and medium business markets should cause annualized “product” gross margins to decline by 100 to 150 basis points from 2004 levels. However, this should provide a net positive benefit at the operating margin level, and is something we have been anticipating for some time. Keep in mind, however, margins are historically softer in the first quarter mainly due to lower production volumes. That coupled with more of an indirect channel mix makes it logical to assume margin retraction early in the year from current Q4 levels, with an improvement throughout the year as quarterly volumes increase. As the year develops, and we see how the top line grows, we should be able to get a clearer picture of how this will work out.

With respect to service margins in 2005, they will be highly dependent on our success in expanding into professional services. Many of the new service markets we are entering, typically do not carry the same level of margin as product support activities. For all of 2004, service revenue from product support activities accounted for 87% of the total. In the fourth quarter, they were 85%. So here again, we have a scenario similar to product margins, where changes in the mix of services impact gross margins on a percentage basis, but add to operating margins. We are anticipating professional services to become a larger percentage of the total services revenue this year, and we are anticipating 2005 annualized service margins will be relatively flat to last year’s levels. As we enhance our service delivery process and monitor our success in penetrating the new service markets, we will be better equipped to understand the impacts to these plans.

Understanding the impacts of both products and services, a 100 basis point decline in total gross margins for all of 2005 would be prudent to model.

Now let’s move on to operating expenses. Our plans are to keep R&D expenditures in the low $50 million range each quarter. SG&A expenses are a little more difficult to pin down because they will be dependent upon the level of revenue achievement. While we aren’t planning on much appreciation in spending on the G&A side, we do plan on investing in sales and marketing throughout the year, but only as we are successful in effectively increasing our coverage models. With mid single digit revenue growth, we are anticipating our SG&A ratio in 2005 to be approximately 28% of revenues, slightly below 2004 levels. Having said all this, we’ve set our sights on achieving pre-tax income of $260 to $270 million for the full year. The reason we’re focusing on pre-tax income is because the increased scrutiny on annual and interim tax reporting has created an environment in which companies expect that their effective tax rate may fluctuate on a quarterly basis. During 2004 we enjoyed some benefits in our effective tax rate that will not be sustainable in 2005. But we are still anticipating our effective tax rate in 2005 to be just above 23%.

For 2004, capital expenditures came in at $55 million and depreciation and amortization expenses were $78 million. As we continue to deploy solutions aimed at helping our customers optimize their primary storage assets, protect their data, and effectively archive it, we anticipate incurring incremental capital expenditures in 2005, probably in the range of $60 to $70 million for the year. Depreciation and amortization should be around $80 million for the full year.

In summary, 2004 was a solid year on many fronts. With the product offerings we are intending to bring to market this year, we’re excited about our future. Having said that, we will continue to invest wisely in those areas where the profitable growth of our business can be the top priority and continue driving further productivity in all functions. Unleashing trapped profitability will remain on our minds and in our plans. We are confident with our business model and we are convinced of our strategy to provide full solutions for our customers through Information Lifecycle Management.